Exhibit 99.1
UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS
SECOND-QUARTER AND FIRST SIX-MONTHS 2011 FINANCIAL RESULTS
Stockholders’ Equity Increased 5.4 Percent During The Second Quarter
Fort Lauderdale, Fla., August 8, 2011 — Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, reported net income of $7.5 million, or $0.19 per diluted share, in the second quarter of 2011, compared to net income of $10.8 million, or $0.27 per diluted share, for the same period in 2010. For the first six months of 2011, the Company reported net income of $21.4 million, or $0.53 per diluted share, compared to $17.7 million, or $0.44 per diluted share, for the same period of 2010.
Second-Quarter 2011 Results
Net income and diluted earnings per share declined approximately 29.9 percent and 29.6 percent, respectively, in the 2011 second quarter compared to the same period last year. Notwithstanding higher net premiums earned, the Company’s profitability decreased primarily due to net unrealized losses on investments and lower net realized gains on investments during the 2011 second quarter. Additionally, the Company’s profitability was further moderated by state-mandated wind mitigation credits within the state of Florida.
Homeowners’ and dwelling fire insurance policies serviced by Universal Property & Casualty Insurance Company (UPCIC), the Company’s wholly-owned insurance company subsidiary currently writing business, and the related direct premiums written, increased during the second quarter of 2011 compared to the same period of 2010. The fourth-quarter 2009 premium rate increases in Florida, which were 14.6 percent statewide for UPCIC’s homeowners’ program and 14.8 percent statewide for its dwelling fire policies, increased direct premiums written and net premiums earned while contributing to profitability in the second quarter of 2011. Additionally, the premium rate increase of 14.9 percent statewide for UPCIC’s homeowners’ insurance program within the state of Florida announced in February 2011 continues to flow through UPCIC’s book of business. The effective dates for the most recent rate increase were February 7, 2011, for new business and March 28, 2011, for renewal business. UPCIC expects the approved premium rate increase to have a favorable effect on premiums written and earned in future months, as new and renewal policies are written at the higher rates.
-more-

UIH Q2 and First Six-Months 2011 Results

During the 2011 second quarter, UPCIC’s policy count continued to grow on a year-over-year basis. At June 30, 2011, UPCIC serviced approximately 591,000 homeowners’ and dwelling fire insurance policies, a nominal decline from approximately 593,000 policies at March 31, 2011, and an increase from approximately 566,000 policies at June 30, 2010. Within South Carolina, North Carolina, and Hawaii, UPCIC had approximately 11,800 policies totaling approximately $14.8 million of in-force premiums at June 30, 2011.
Net premiums earned increased 19.7 percent in the second quarter of 2011 compared to the same quarter in 2010, primarily as a result of an increase in the number of policies written generated by UPCIC’s agent network and rate increases which became effective in February 2011 as well as those that became effective in the latter part of 2009.
Operating costs and expenses for the second quarter of 2011 were higher compared to the second quarter of last year, as losses and loss adjustment expenses (LAE) increased 4.1 percent and general and administrative expenses increased 9.8 percent. The increase in losses and LAE is due to the growth in policy count on a year-over-year basis. Despite the increase, the net loss and LAE ratio, or net losses and LAE as a percentage of net earned premiums, improved to 52.2 percent in the second quarter of 2011 compared to 60.0 percent in the second quarter of 2010 as a result of the increase in premiums earned in the second quarter of 2011. General and administrative expenses increased primarily as a result of an increase in the amortization of deferred acquisition costs and an increase in other general administrative expenses. The increase in amortization of deferred acquisition costs is in response to an increase in commissions paid on direct written premium and the associated premium taxes thereon. Commissions and premium taxes are directly related to the volume of direct written premium. As noted previously, direct written premium has increased in response to an increase in the number of policies-in-force and the increase in in-force premium per policy. Increased expenses were partially offset by an increase in ceding commissions. Other general and administrative expenses primarily included higher expenses related to Florida Insurance Guarantee Association (FIGA) assessments, which were offset by lower stock-based compensation and performance bonuses.
At June 30, 2011, stockholders’ equity increased to $158.2 million from $150.1 million at March 31, 2011, and $123.6 million at June 30, 2010, representing growth of 5.4 percent and 28.0 percent, respectively.
Investment Portfolio Update
For the second quarter of 2011, net realized gains on investments were $3.0 million, and net unrealized losses on investments were $9.6 million. As of June 30, 2011, the Company’s investment securities, at fair value, totaled $95.9 million, compared to $139.1 million at March 31, 2011. At June 30, 2011, 96 percent of the investment securities, at fair value, were in equity securities and 4 percent were in debt securities. At June 30, 2011, the Company’s cash and cash equivalents totaled $356.7 million as compared to $281.1 million at March 31, 2011.

UIH Q2 and First Six-Months 2011 Results

First Six-Months 2011 Results
For the first six months of 2011, the Company’s net income and diluted earnings per share increased 21.1 percent and 20.5 percent, respectively, as compared to the same period of 2010. The improvement is primarily attributable to an increase in net premiums earned, which more than offset the impact of lower investment portfolio results in the first six months of 2011. For the first six months of 2011, net realized gains on investments of $6.6 million and net unrealized losses on investments of $7.1 million contributed a $0.4 million loss to the Company’s income before income taxes. Improved profitability was also moderated by state-mandated wind mitigation credits within the state of Florida.
Net premiums earned increased 30.6 percent for the first six months of 2011 compared to the same period of 2010, primarily as a result of an increase in the number of policies written generated by the Company’s agent network, as well as the previously mentioned rate increases. Meanwhile, first six-months 2011 operating costs and expenses were higher compared to the same period of 2010, as losses and LAE increased 7.3 percent and general and administrative expenses increased 26.3 percent. The increase in losses and LAE is related to the servicing of additional policies due to the growth in policy count on a year-over-year basis. Despite the increase, the net loss and LAE ratio, or net losses and LAE as a percentage of net earned premiums, improved to 53.4 percent in the first six months of 2011 compared to 64.9 percent in the same period of 2010 as a result of the increase in premiums earned in the first half of 2011. General and administrative expenses increased in the first six months of 2011 due to higher amortization of deferred acquisition costs and an increase in other general and administrative expenses compared to the same period of 2010. As stated above, the increase in the amortization of deferred acquisition costs is primarily in response to an increase in commissions paid on direct premium and the associated premium taxes thereon. Higher expenses were partially offset by an increase in ceding commissions. Other general and administrative expenses increased in the first six months of 2011 due to higher expenses related to FIGA assessments, legal fees for corporate matters, performance bonuses and insurance compared to the same period of 2010.
About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

UIH Q2 and First Six-Months 2011 Results

Forward-Looking Statements and Risk Factors
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the quarter ended June 30, 2011.
Investor Contact:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UIH Q2 and First Six-Months 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three		For the Six
	Months Ended June 30,		Months Ended June 30,
	2011	2010	2011	2010
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	213,479	208,020	386,654	368,119
Ceded premiums written	(145,798)	(121,304)	(269,689)	(248,872)

Net premiums written	67,681	86,716	116,965	119,247
(Increase) decrease in net unearned premium	(18,157)	(45,356)	(19,437)	(44,573)

Premiums earned, net	49,524	41,360	97,528	74,674
Net investment (loss) income	(21)	118	236	311
Net realized gains on investments	2,960	4,457	6,612	8,152
Net unrealized losses on investments	(9,640)	—	(7,052)	—
Net foreign currency gains on investments	—	125	71	809
Other-than-temporary impairment of investments	—	—	—	(2,408)
Commission revenue	4,941	4,244	9,121	9,046
Policy fees	4,402	4,540	8,575	8,476
Other revenue	1,506	1,016	2,914	2,020

Total premiums earned and other revenues	53,672	55,860	118,005	101,080

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	25,852	24,835	52,037	48,487
General and administrative expenses	14,699	13,389	29,771	23,578

Total operating costs and expenses	40,551	38,224	81,808	72,065

INCOME BEFORE INCOME TAXES	13,121	17,636	36,197	29,015

Income taxes, current	9,622	8,172	18,359	11,656
Income taxes, deferred	(4,050)	(1,303)	(3,609)	(352)

Income taxes, net	5,572	6,869	14,750	11,304

NET INCOME	$7,549	$10,767	$21,447	$17,711

Basic net income per common share	$0.19	$0.27	$0.55	$0.45

Weighted average of common shares outstanding — Basic	39,187	39,167	39,187	39,029

Fully diluted net income per share	$0.19	$0.27	$0.53	$0.44

Weighted average of common shares outstanding — Diluted	40,645	40,446	40,657	40,441

Cash dividend declared per common share	$—	$0.10	$0.10	$0.22

	For the Three		For the Six
	Months Ended June 30,		Months Ended June 30,
	2011	2010	2011	2010
Comprehensive Income:
Net income	$7,549	$10,767	$21,447	$17,711
Change in net unrealized gains (losses) on investments, net of tax	—	791	—	(967)

Comprehensive Income	$7,549	$11,558	$21,447	$16,744

UIH Q2 and First Six-Months 2011 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share data)

	June 30,	December 31,
	2011	2010
ASSETS:
Cash and cash equivalents	$356,739	$147,585
Investment securities, at fair value	95,945	224,532
Prepaid reinsurance premiums	253,582	221,086
Reinsurance recoverables	77,203	79,552
Premiums receivable, net	52,020	43,622
Receivable from securities	20,505	17,556
Other receivables	3,562	2,864
Property and equipment, net	6,087	5,407
Deferred policy acquisition costs, net	12,026	9,446
Deferred income taxes	17,057	13,448
Other assets	2,011	1,132

Total assets	$896,737	$766,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$155,375	$158,929
Unearned premiums	380,268	328,334
Advance premium	25,830	19,840
Accounts payable	5,692	3,767
Bank overdraft	22,597	23,030
Payable for securities	336	—
Reinsurance payable, net	92,504	37,946
Income taxes payable	13,480	8,282
Other accrued expenses	20,022	23,150
Long-term debt	22,427	23,162

Total liabilities	738,531	626,440

Commitments and Contingencies (Note 12)

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares - 1,000 Issued shares - 108 Outstanding shares - 108 Minimum liquidation preference, $2.66 per share Common stock, $.01 par value	410	404
Authorized shares - 55,000 Issued shares - 41,007 and 40,407 Outstanding shares - 39,989 and 39,388 Treasury shares, at cost - 1,018 and 1,019	(3,102)	(3,109)
Additional paid-in capital	34,580	33,675
Retained earnings	126,317	108,819

Total stockholders’ equity	158,206	139,790

Total liabilities and stockholders’ equity	$896,737	$766,230